EXPRESS PROVIDES BUSINESS AND STORE REOPENING UPDATES
95% of the Company’s Stores Are Open and Showing Sequential Improvement
E-Commerce Demand Was Positive in the Month of June

Columbus, Ohio – July 10, 2020 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today provided an update on its current business and latest store reopening plans.

“While the recovery of our industry will clearly take some time, our strategic transformation remains on track. The majority of our stores are now reopened, traffic and sales have steadily improved and our e-Commerce demand was positive in the month of June,” said Tim Baxter, Chief Executive Officer. “We are encouraged by our customers’ response to the new Express product vision and brand positioning, and remain focused on what we can control as we continue to drive the Expressway Forward strategy and advance towards our long term objective of profitable growth.”

“As we began the first quarter and launched our strategic transformation, we had significantly reduced our inventory levels in order to reposition our assortments to reflect our new product edit for the Spring season,” Baxter continued. “At the onset of the pandemic, we further reduced receipts by more than $100M which negatively impacted our ability to do that. We will continue to take the decisive and appropriate actions necessary to ensure sufficient liquidity throughout the duration of the pandemic and resulting economic uncertainty.”

The EXPRESSway Forward Strategy
The Company unveiled a comprehensive strategy at the New York Stock Exchange in late January of this year called The EXPRESSway Forward, and was in the early stages of a transformation when the pandemic struck and forced the closure of stores and offices just six weeks later. The Company already had a number of important initiatives underway in support of its four foundational pillars of Product, Brand, Customer, and Execution, and the business had begun to show positive signs of a turnaround.

Store Reopening & Digital Business Update
As of July 5th, the Company has reopened approximately 95% of its stores and expects to open the remaining stores in the coming weeks. All openings have been in accordance with the latest federal and state guidelines, and with adherence to recommended health and safety protocols. As part of the reopening process, the Company has enabled ship from store capabilities in over 330 locations to support online demand. In addition, the Company has enabled buy online pick-up in store capabilities in over 275 stores and plans to have all retail stores enabled by the end of the third quarter.

With each successive wave of store openings, sales and traffic improved steadily week over week through the third week in June, with sales outpacing traffic due to higher conversion levels. Comparable sales for open stores sequentially improved from down over 50% in early May to approximately negative 15% by the third week in June. Traffic also improved, from approximately negative 65% in early May to approximately negative 30% by the third week in June. As COVID-19 cases began to spike in several states in late June, the Company saw declines in both sales and traffic in Arizona, California, Florida, and Texas, which were significant enough to impact total results.

Results in stores have been negatively impacted by multiple factors, including reduced mall traffic due to COVID-19 and the cancellation of June and July product, the latter causing the assortments to not yet be fully reflective of the Company’s new vision but deemed prudent in order to effectively manage liquidity.

The Company has continued to see improvement in online sales and traffic on its website and mobile app which reflects positive consumer response to the new product. Digital demand has improved throughout the quarter and delivered a positive comp in June due to an increase in both traffic and conversion. Digital penetration to the total has remained elevated even as stores have reopened.

Updated information on open store locations and hours of operation are available at www.express.com.

About Express, Inc.
Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Contacts

Investor Contact:
Dan Aldridge
daldridge@express.com
(614) 474-4890

Media Contact:
Alysa Spittle
aspittle@express.com
(614) 474-4745